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                                                                     Exhibit 5.1

                                                                    May 26, 1999



Electronic Marketing Resource Group, Inc.
204 East 25th Street
P. O. Box 640
Kearney, NE 68848

SLM Holding Corporation
11600 Sallie Mae Drive
Reston, Virginia 20193

Ladies and Gentlemen:

         This opinion is being furnished in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by SLM Holding Corporation, a Delaware corporation (the "Company") under the Securities Act of 1933, as amended, relating to the registration of up to 82,514 shares (the "Shares") of the Company's common stock, par value $ .20 per share (the "Common Stock"). The Shares were issued to the selling shareholders in connection with the merger of Electronic Marketing Resource Group, Inc. into the Company's wholly owned subsidiary, EMRG Acquisition Corporation.

         I or a member of my staff have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records and other documents, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, upon receipt by the Company of the consideration therefor, the Shares will be legally issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus forming part of the Registration Statement.

                                        Very truly yours,



                                        s/ Marianne M. Keler